Exhibit 11.  Statement Regarding Computation of Per Share Earnings

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                                                  Year Ended       Year Ended
                                                 June 30, 1997    June 30, 1996
                                                 -------------    -------------
EQUIVALENT SHARES:

Average Shares Outstanding                          1,247,103        1,183,987

Total Equivalent Shares                             1,247,103        1,183,987
Total Primary Shares                                1,329,061        1,270,097
Total Fully Diluted Shares                          1,569,979        1,512,593

Net Income                                       $  1,507,103     $  1,193,420
Less Preferred Stock Dividend                         139,999          139,999
                                                 -------------    -------------
Net Income after Preferred Dividend              $  1,367,104     $  1,053,421
                                                 =============    =============

Primary Earnings Per Share on Net Income         $        1.03    $        0.83
Fully Diluted Earnings Per Share on Net Income   $        0.96    $        0.79

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